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                                                                       EXHIBIT 4



                                  (VSNL LOGO)


                                                                   PRESS RELEASE

              VSNL'S Q-1 PROFIT BEFORE TAX IS AT RS. 1,952 MILLION

MUMBAI, JULY 30, 2004... Videsh Sanchar Nigam Ltd. (VSNL), India's premier Telecom and Internet Service Provider has announced its financial results for the 1st quarter ended June 2004.

The main highlights of Q1 2004-05 results are-

                                                      (RS. IN MILLION)
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        Particulars               QUARTER ENDED          QUARTER ENDED
        -----------                 30.06.2004             30.06.2003
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
Total Revenue                         8,192                  9,263
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Profit Before Tax                     1,952                  1,031
----------------------------------------------------------------------
Tax provision                           684                    373
----------------------------------------------------------------------
Profit after Tax                      1,268                    658
----------------------------------------------------------------------

The Q-1 income from operations is at Rs. 7,944 million as compared to Rs. 8,364 million for the corresponding quarter in the previous year.

Consequent to a settlement reached during the quarter, an amount of Rs. 469 million was received on July 15, 2004, which has been included in the net sales in accordance with Accounting Standard 9 (AS9) "Revenue Recognition" and Accounting Standard 4 (AS4) "Contingencies and Events Occurring After the Balance Sheet Date"


The decline in revenues is mainly attributed to significant reduction in settlement rates, interconnect usage charges over the last year and the growing grey market in the International Long Distance Sector that thrives on the arbitrage opportunity on account of high Access Deficit Charge (ADC) payable by legitimate operators for any international call. The company stated that the effects of the new terms of its interconnect with the access providers are reflected in the financials.

During the quarter, the company has made sizable investment on overall infrastructure, for its existing offerings as well as for Broadband Services. The significant enhancement in capacities will better equip the company to effectively compete and grow rapidly in the times to come. It will also help VSNL significantly enhance its product offerings to its corporate, retail and other customers.


ABOUT VSNL
Videsh Sanchar Nigam Limited, first telecom service provider in the world to get the prestigious TL 9000 certification, is India's leading provider of International Telecommunications and Internet Services. As the country's leader in International Long Distance services and with a strong pan-India National Long Distance presence, VSNL is also the leader in the Corporate Data Market in the country today with

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a strong service offering covering IPLCs, ILLs, Frame relay, ATM and MPLS based
IP-VPN services. With established relations with about 80 carriers across the globe, VSNL today has a strong infrastructure base that covers multiple gateways, earth stations and submarine cable systems.

Tata-managed VSNL is now rapidly growing its internet, Broadband and corporate services under the Tata Indicom brand through its products like high speed broadband, dial-up Internet, net telephony and calling cards, and has an internet subscriber base of over 7,00,000 subscribers. The Company also proposes to consolidate its presence in the Internet space by increasing its impetus on the Retail Broadband business. VSNL also offers a host of other valued added services that include Television / Video uplinking, Program transmission services, Frame relay services and Inmarsat services.

VSNL is in the process of expanding its global presence and after having commissioned services/operations in Sri Lanka, Nepal and Singapore, it is setting up operations in Hong Kong, UK and the United States of America. Its international connectivity capabilities, both undersea as well as satellite, offer the greatest diversity in India, which is critical for all customer segments, encompassing wholesale, corporate and retail. The company is augmenting its international connectivity by setting up a 3175 km undersea cable between India and Singapore with a designed capacity of 5.12 tera bits. VSNL is listed in India on the BSE, NSE and CSE and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.com)


FORWARD-LOOKING AND CAUTIONARY STATEMENTS:
Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For further details, contact:
  Dr. G. C. Banik, Chief General Manager      Mr. Gaurav Wahi
  (PR),                                       Vaishnavi Corporate Communications
  Videsh Sanchar Nigam Limited,               Tel: 91-9821416950
  Tel: 91-22-5639 5153